Exhibit (s)

POWER OF ATTORNEY

KNOW ALL PEOPLE BY THESE PRESENTS, that each person whose signature appears below hereby makes, constitutes and appoints each of Daniel H. Smith, Jr., Robert W. Busch, Marisa Beeney and Valerie Naratil with full power to act without the other, as his or her agent and attorney-in-fact for the purpose of executing in his or her name, in his or her capacity as a Trustee and/or officer of Blackstone Floating Rate Enhanced Income Fund, (i) the registration statement on Form N-2 (including amendments thereto), to be filed with the United States Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder, as applicable or (ii) any statement of beneficial ownership on Form 3, 4 or 5 to be filed with the United States Securities and Exchange Commission.

All past acts of an attorney-in-fact in furtherance of the foregoing are hereby ratified and confirmed.

This Power of Attorney may be executed in multiple counterparts, each of which shall be deemed an original, but which taken together shall constitute one instrument.

This Power of Attorney shall be valid from the date hereof until revoked by me.

IN WITNESS WHEREOF, I have executed this instrument as of the 25th day of January, 2022.

/s/ Daniel H. Smith, Jr
Daniel H. Smith, Jr.	Chairman, President, Chief Executive Officer and Trustee

/s/ Robert W. Busch
Robert W. Busch	Chief Financial Officer and Treasurer

/s/ Edward D’Alelio
Edward D’Alelio	Trustee

/s/ Michael Holland
Michael Holland	Trustee

/s/ Thomas W. Jasper
Thomas W. Jasper	Trustee

/s/ Gary S. Schpero
Gary S. Schpero	Trustee

/s/ Jane M. Siebels
Jane M. Siebels	Trustee